PLATING PROCESSING AGREEMENT

This PLATING PROCESSING AGREEMENT (this "Agreement”) is made as of December 31, 2007, by and among Shanghai Ding Hong Electronic Co., Ltd. (Party A- the licensed subcontractor), with its registered address at No.999 Chenchun Road, Xinqiao Town, Songjiang, Shanghai, P.R.China; Shanghai Micro-Surface Co., Ltd. (Party B- the licensed subcontractor), with its registered address at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, China; Shanghai Kai Hong Electronic Co., Ltd. (Party C- the customer), with its registered address No.999 Chenchun Road, Xinqiao Town, Songjiang, Shanghai, P.R.China; and Shanghai Kai Hong Technology Co., Ltd. (Party D- the customer), with its registered address at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, China. Party A, Party B, Party C and Party D are collectively refer to as “all parties” hereinafter.

Recital

WHEREAS, Party A and Party B have an electric plating license to conduct plating for certain products and sophisticated equipments for such plating processing, and;

WHEREAS, Party C and Party D have advanced technology in their possession, and;

WHEREAS, Party C wishes to contract with Party A to utilize Party A’s license capacity and equipment for electric plating processing and they have already signed the relevant plating processing agreement on January 1, 2007; Party D wishes to contract with Party B to utilize Party B’s license capacity and equipment for plating processing and they have already signed the plating processing agreement on January 1, 2007; the nature of the service in the abovementioned two agreements is identical; and;

WHEREAS, Party A hereby agree to cooperate with Party C for the electric plating of certain semiconductor products; Party B hereby agree to cooperate with Party D for the electric plating of certain semiconductor products. (Party A is the relative party to Party C and vice versa, Party B is the relative party to Party D and vice versa) Because Party A and Party B were established by the same investor, while Party C and Party D belong to the same Group, all parties agree to enhance the cooperation among them, make full use of resource, and improve the efficiency.

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement, the receipt and sufficiency of which is hereby mutual acknowledged, all parties hereby unanimously agree to the following:

1.  Party A (Subcontractor) to Party C, Party B (Subcontractor) to Party D Obligations and Responsibilities

1.1 Party A and Party B shall provide the following as cooperation conditions:

(a) Party A and Party B shall provide the necessary workshop and office (including associated supporting area) within Party A and Party B;

(b) Party A and Party B shall provide the electric plating capacity and all necessary equipments for the plating process;

(c) Party A and Party B shall provide all necessary labor and material for the plating process;

(d) Party A and Party B shall, provide all the necessary utilities, including water, electricity supply and relevant facilities for plating of the Products and for the convenience of the daily operation of all parties;

(e) Party A and Party B shall provide respectively qualified employees to insure the technical standards provided by Party C and Party D are met;

(f) Party A and Party B shall be responsible for the compliance of the technology, labor, waste treatment and environment protection requirements in connection with plating of the Products;

(g) Party A shall be responsible for the compliance of the processing procedure stipulated by Party C and without Party C’s previous written notice, Party A shall not make any change to such processing procedure during the term of this Agreement; Party B shall be responsible for the compliance of the processing procedure stipulated by Party D and without Party D’s previous written notice, Party B shall not make any change to such processing procedure during the term of this Agreement;

(h) In the event that additional equipment for increased production is needed, Party A and Party B shall provide necessary premises and employees in response to that addition.

(i) Party A and Party B are responsible for all aspects of managing it’s plant facility and operations, including supervision of employees, managing the equipment operations and performance, facility and equipment maintenance, proper waste treatment, and respective implementation of recommendations resulting from technical audits by Party C and Party D or any other audit requiring quality improvements.

1.2 Party C (Customer) to Party A’s and Party D (Customer) to Party B’s Obligations and Responsibilities
(a) Party C and Party D shall be responsible for providing technology specifications to assure quality;

(b) Party C and Party D shall be responsible for quality examination and technical audit of plating processes;

(c) Party C and Party D shall pay the processing fees according to the provisions in the Appendix, attached hereto and made a part of this Agreement. However, either party shall have the right to require in written form for adjustment of the processing fee in the event that significant changes occur in the market situation, processing procedure and raw material costs. After all parties' negotiation and agreement upon such adjustment and according to the subsequent written amendment executed by all parties, the processing fee can be increased or decreased as the case may be.

2. Agreement Term

The term of the agreement is 17 years, commencing on January 1, 2007 and terminating on January 17, 2024. The term of this Agreement shall be of the same term with the operation term of Party C and Party D. In the event that the terms of Party C and Party D’s operation are extended beyond January 17, 2024, the term of this Agreement shall be extended accordingly.

3. Payment

For the plating under this Agreement, Party C shall make the payment to Party A and Party D shall make the payment to Party B. And the calculation of the payment shall be based on the aggregate volume of qualified plated products provided by Party A and Party B to determine the unit price in accordance with the way set forth in the Appendix.

3.1	The payment shall be made according to the way as set forth below:

Party A and Party B shall deliver respectively to Party C and Party D within three (3) working days after the end of each calendar month a written report setting forth in reasonable detail, the calculation of the monthly qualified volume of the plated Products for such calendar month, after the confirmation in three (3) working days of Party C and Party D, the aggregate monthly qualified volume confirmed shall be used as the basis to determine the unit price for calculation of the payment. The Parties agree that the monthly payment shall be made within ninety (90) days as of Party A and Party B’ s issuance of invoice. All payments due hereunder shall be made in U.S. dollars, and shall be made through Telegraphic Transfer (T/T). In the event that any payments that are not paid without cause on the day such payments are due under this Agreement, Party C and Party D shall bear interest at a rate of one-half percent (0.5%) per month respectively, calculated on the number of days commencing from the 15th day after such payments are delinquent.

3.2	All parties agree that the unit price listed in the Appendix, attached hereto and made a part of this Agreement, shall be reviewed by all Parties every year during the term of this Agreement. In the event all Parties cannot reach a new unit price for the subsequent year, the unit price which is in effect in the current year shall still be applicable in the subsequent year.

4. Daily Management and Quality Control

Party A and Party B shall be responsible for the overall management of the operations under this Agreement.

The quality control of the plating shall follow the rules and standards as set forth by Party C and Party D respectively. Party A and Party B shall not change the rules and standards of the quality control without Party C and Party D’s respective prior written consent.

5. Party A and Party B' s Representation and Warranty

5.1   Party A and Party B have lawful and full rights and authority to provide all of the conditions (workshop, plating license, equipments, employees and necessary utilities) under this Agreement.

5.2   The aforementioned rights and authority of Party A and Party B to all the agreement conditions are, at present, free and clear of any mortgages, liens, security interests, or other encumbrances that would nullify this Agreement.

5.3   There shall be no order or decision by a judicial or administrative body to seal up or to limit the rights to Party A and Party B' s agreement terms and conditions in any way.

5.4   All operational conditions are in accordance with the safety standard set by the government.

5.5   The execution of this Agreement will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Party A or Party B is subject or any provision of the articles of association of Party A or Party B, or (ii) conflict with, result in a breach of; constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, permit, authorization, approval, consent, instrument, or other arrangement to which Party A or Party B is a party or by which it is bound or to which any of its conditions under this agreement are subject.

5.6   Party A and Party B have full right and authority to operate all of their equipments and facilities and processing conditions and to carry on their business as they are presently being conducted and have all necessary government approval to carry on their business. There is no order, action, investigation or proceeding pending against Party A or Party B that may reasonably be expected to adversely affect such licenses, permits, authorizations, approvals and consents, and Party A and Party B have not received notice of any such investigation or pending proceeding.

5.7   Party A and Party B have duly complied in all material respects with, and all of their facilities, business assets, property, leaseholds and equipment used in the conduct of their business are in compliance with, the provisions of all applicable environmental laws and all rules and regulations thereunder, as well as all similar local laws, rules and regulations. Party A and Party B have all of the required environmental permits and are not in default thereunder and there have been no outstanding citations, notices or orders of non-compliance issued to Party A or Party B relating to their business under any such laws, rules or regulations.

5.8   Party A or Party B has not received any notice of expropriation of all or any of its operating conditions. And Party A or Party B is not aware of any expropriation proceedings pending or threatening against or affecting any of Party A or Party B's conditions and terms of this agreement.

6. Responsibility of Party A and Party B

6.1   Party A and Party B shall provide all the workshops, equipments and their accessory facilities in reasonably good condition and with all systems in good working order. In the event that an overhaul to the workshops, equipments and the related accessory facilities by Party A and/or Party B are necessary to keep a proper working condition, Party A and/or Party B shall inform Party C and/or Party D respectively of the overhaul plan in reasonable detail forty-five (45) days prior to the proposed overhaul to allow Party C and/or Party D to make necessary arrangement and to provide Party C and/or Party D necessary assistance respectively if requested.

6.2   Party A and Party B shall maintain necessary electric plating capacity for the performance of this Agreement during the term of this Agreement. Unless otherwise agreed by Party C and/or Party D’s previous written consent, Party A and/or Party B shall not use the plating specifications, know-how or other similar technical and/or trade secrets provided by Party C and/or Party D during the term of this Agreement for the purposes that may be beyond the purposes of this Agreement.

6.3   Party A and Party B shall be responsible for real estate taxes and insurance associated with the buildings.

6.4   Party A and Party B shall be solely responsible to deal with waste materials and other environmental issues at their own sole expense, in accordance with all applicable laws and regulations. However, during the term of this Agreement, should the environmental expenses substantially increase due to the compliance with new People’s Republic of China laws governing waste management and regulations or the special requirement by Party C and/or Party D, relative parties shall negotiate in good faith for adjustment of the unit price of the plated products for the increased expenses subject to Section 3.2.

6.5	Party A and Party B shall be responsible for providing repairs and maintenance at their expense for all equipments and facilities under normal usage.

6.6
Party A and Party B shall follow the ISO-9000 requirements for Party A and Party B' s quality control system. And Party A and Party B further agree that in the event there exists higher technical requirements than the aforesaid ISO-9000, they will make all efforts required to follow the higher requirements.

6.7   Party A and/or Party B shall compensate Party C and/or Party D respectively for actual damages suffered due to unqualified and defective products as a result of the mistakes or mis-operation by Party A and/or Party B's staff during the process of production.

6.8   Party A and Party B hereby promise that if during the term of this Agreement there is any transfer of any kinds in all or partial shares or assets of Party A or Party B, this Agreement shall be binding to the assignee and the assignee shall continue to perform this Agreement.

7. Responsibility of Party C and Party D

7.1   Party C and Party D shall make the payment set forth in Section 3 of this Agreement.

8. Termination and Cancellation

8.1   Party C and Party D shall inform Party A and Party B respectively of the intention to renew this Agreement three (3) months before the expiration of this Agreement. Party C and Party D have the right of first refusal to renew this agreement under the same terms and conditions.

8.2   In the event that one party wants to terminate this Agreement during the term for special reasons, the terminating party shall notify the other relevant parties by written notice six (6) months before the proposed termination date. Unless based on all parties' multilateral written agreement or because of an event of Force Majeure, any sooner termination by any party shall consist a breach of this Agreement.

9. Breach of Agreement and Compensation

9.1   Party A and Party B agree to indemnify Party C and Party D respectively all their losses, including but without limitation, any and all reasonable profits, out-of-pocket costs, legal fees, accounting fees and removal or relocation fees, in relation to, arising from or in connection with the following matters:

(a) any breach of any representation or warranty of such Party A or Party B as contained herein; and

(b) any failure by such Party A or Party B to comply with any of its obligations herein.

Party A and/or Party B shall also pay punitive damages equivalent to 10% of the above-mentioned costs and fees; however, the damages shall not be lower than ten thousand RMB (RMB 10,000).

9.2   Should Party C and/or Party D breach this Agreement during the term of this Agreement, Party C and Party D shall compensate Party A and Party B respectively for their actual losses and also pay punitive damages equivalent to 10% of the actual losses. The punitive damages amount shall not be lower than ten thousand RMB (RMB 10,000).

9.3   The provisions of Section 9 herein are valid only between relative parties.

10. Force Majeure

Neither party shall be liable for any failure of performance of this Agreement caused by Force Majeure. Each party shall bear the respective economic losses caused by the Force Majeure during this Agreement. Party A and/or Party B, except for a re-construction of the premises, shall repair the damaged part of the premises and facilities to a usable condition to Party C and/or Party D's satisfaction within thirty (30) days after the event of Force Majeure occurs, otherwise Party C and/or Party D may suspend the performance of this Agreement or terminate this Agreement.

All parties hereby acknowledge and agree that any expropriation by any government authority of the cooperation condition shall not be regarded as a Force Majeure event under this Agreement.

11. Disputes

In the event that any disputes arise concerning the performance of this Agreement, all parties may settle the disputes through friendly negotiation. Should no settlement be reached within thirty (30) working days from the commencing date of such negotiation, the dispute shall be submitted to the competent People's Court to be settled by litigation.

12. Miscellaneous

12.1
The provisions related to liability contained herein only bind on relative parties, which means they are only valid between relative parties. There will not be joint liability between Party A and Party B, nor will there be any joint liability between Party C and Party D.

12.2
This Agreement comes into effect upon being jointly signed by all parties. This Agreement shall not be modified, amended, canceled or altered in any way, except by an instrument in writing signed by all parties.

12.3
In connection with matters that are not set forth in this Agreement, all parties may reach a supplementary agreement through friendly negotiation, in accordance with the relevant regulations the People' s Republic of China.

12.4
Severability. Should any term, clause or provision of this Agreement be judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause or provision, and such invalid term, clause or provision shall be deemed to have been deleted from this Agreement.

12.5	Governing Law. This Agreement is governed by, and shall be construed in accordance with, the law of the People’s Republic of China.

12.6
Integrity. This Agreement and all of the attachments, amendments, and modifications hereunder constitutes the complete and only contract among all parties on the subject matter of this Agreement. This Agreement and all of the attachments, amendments, and modifications replace all previous oral or written agreements, contracts, understandings, and communications of all parties in respect to the subject matter of this Agreement and all of the attachments, amendments, and modifications.

12.7	No Partnership or Agency. No party shall have the right, power or authority to create or assume any obligation or duty, expressly or implied, on behalf of any other parties.

12.8	This Agreement is written in Chinese and English and has four originals for each language. Each party shall keep one Chinese version and one English version and both languages are equally authentic.

Party A: Shanghai Dinghong Electronic Co., Ltd.	Party B: Shanghai Micro-Surface Co., Ltd.

Signature:_________________	Signature:___________________
Date:_____________________	Date:_______________________

Party C: Shanghai Kaihong Electronic Co., Ltd.	Party D: Shanghai Kai Hong Technology Co., Ltd.

Signature:_________________	Signature:___________________
Date:_____________________	Date:_______________________

APPENDIX

All parties unanimously agreed that the unit price is as follows:

From January 1st, 2007

Normal products: The output volume is less than 700 million pcs/month, the unit price should be ü0.5281/Kpcs;
The output volume exceeds 700 million pcs/month, the unit price should be $0.4693/Kpcs

Special products: The output volume is less than 100 million pcs/month, the unit price should be ü0.3786/Kpcs;
The output volume is between 100 and 300 million pcs/month, the unit price should beü0.3522/Kpcs;

From July 1st, 2007

Normal products: The output volume is less than 700 million pcs/month, the unit price should be ü0.5202/Kpcs;
The output volume exceeds 700 million pcs/month, the unit price should be $0.4623/Kpcs

Special products: The output volume is less than 100 million pcs/month, the unit price should be ü0.3786/Kpcs;
The output volume is between 100 and 300 million pcs/month, the unit price should beü0.3522/Kpcs;

From January 1st, 2007

Products other than above:
TO-220 Unit price should be ü4.09/Kpcs
TO-252 Unit price should beü0.86/Kpcs
TO-223 Unit price should beü0.81/Kpcs
SIP4 Unit price should beü1.27/Kpcs
PM3 Unit price should be $2.30/ Kpcs
PD5 Unit price should be $0.85/ Kpcs
SO8 Unit price should be $0.69/ Kpcs

Party A: Shanghai Dinghong Electronic Co., Ltd.	Party B: Shanghai Micro-Surface Co., Ltd.

Signature:_________________	Signature:___________________
Date:_____________________	Date:_______________________

Party C: Shanghai Kaihong Electronic Co., Ltd.	Party D: Shanghai Kai Hong Technology Co., Ltd.

Signature:_________________	Signature:___________________
Date:_____________________	Date:_______________________